SUPPLEMENTAL RETIREMENT AGREEMENT


     AGREEMENT  dated as of the     day of August, 1996 (the
"Agreement") by and between           (the "Executive") and
Uniroyal Chemical Company, Inc., a New Jersey corporation (the
"Corporation").


                            WITNESSETH:


     WHEREAS, the Corporation is engaged in the extremely competitive business of developing, manufacturing and marketing crop protection chemicals, rubber chemicals, plastic and petroleum additives, elastomers and urethane prepolymers throughout the United States, Canada, Western Europe and certain other areas of the world;

     WHEREAS, the Executive, as a result of training, expertise and personal application over the years, has acquired and will continue to acquire considerable and unique expertise and knowledge which are of considerable value to the Corporation;

   WHEREAS, the Corporation wishes to induce the Executive to continue in its employ, recognizing that in the case of the Executive and a limited number of other key executive employees to whom similar contracts may be offered, the ordinary retirement benefits provided under the Corporation's retirement systems do not afford sufficient incentive in terms of economic security, when compared with retirement arrangements available from other prospective employers who have been, are, or may be competing for such key executive employees' services; and

     WHEREAS, the Executive and the Corporation wish to terminate the Supplemental Executive Retirement Agreement between the Executive and the Corporation dated the first day of July, 1992, and to enter into this Agreement with respect to supplemental retirement benefits to be provided the Executive by the Corporation;

     NOW, THEREFORE, in consideration of the continued employment of the Executive by the Corporation and the benefits to be derived by the Executive hereunder, the Executive and the Corporation hereby agree as follows:

     1. Nothing herein shall be deemed a contract of employment for any minimum fixed term, or shall restrict the freedom of the Corporation or the Executive to terminate the employment relationship between them at any time.

     2. The Supplemental Executive Retirement Agreement between the Executive and the Corporation dated the first day of July, 1992, is terminated effective on the date hereof and shall be of no further force or effect.

     3. For the purposes of this Agreement, the following terms shall have the following meanings:

     (a)     CKC" shall mean Crompton & Knowles Corporation and its
Subsidiaries".

  (b) "Actuarial Consultants" shall mean the actuarial consultants employed by Crompton & Knowles Corporation, the parent of the Corporation, in connection with its employee benefit plans.

  (c) "Normal Retirement Date" shall mean the first day of the month on or next after the Executive's sixty-fifth (65th) birthday.

  (d) "Compensation" shall mean all of the Executive's cash compensation paid by the Corporation or CKC for a calendar year, including salary, any amount contributed by the Executive to a cash or deferred plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, and any incentive compensation award or bonus with respect to such year (even if paid in a subsequent year), but excluding any incentive compensation award or bonus paid during such year with respect to a prior year and extraordinary earnings such as the sign on incentive paid to the Executive pursuant to
Section 4 of an employment agreement with the Corporation dated August 21, 1996, insurance costs or income from the exercise of stock options.

     (e) "Actuarial Equivalent" shall mean an amount of equivalent value computed on the basis of the actuarial assumptions used from time to time by the Actuarial Consultants in connection with the employee benefit plans of CKC, but using an interest assumption which is not less than the Pension Benefit Guaranty Corporation's interest assumption, if any, in effect at the beginning of the month as of which the computation is made.

     (f) "Company Plan Benefit" shall mean the amount of benefit payable to or in respect of the Executive from any defined benefit pension plan maintained by CKC, calculated in the form of a straight life annuity (regardless of the form in which such benefit may actually be payable).

     (g) "Cause" shall mean (i) the Executive's willful and continued failure to substantially perform assigned duties with the Corporation (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination for Good Reason), after a demand for substantial performance is delivered to the Executive by the Board of Directors of the Corporation (the "Board"), specifically identifying the manner in which the Board believes that the duties have not been substantially performed, or (ii) the Executive's willful conduct which is demonstrably and materially injurious to the Corporation. For purposes of this sub-paragraph (e), no act, or failure to act, shall be considered "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that such action or omission was in the best interest of the Corporation.

          (h) "Good Reason" shall mean (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities as contemplated by any employment agreement between the Executive and the Corporation, or any other action by the Corporation which results in a diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive; (ii) any failure by the Corporation to comply with any of the provisions of any employment agreement between the Executive and the Corporation, other than an insubstantial and inadvertent failure which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive; (iii) any change not concurred in by the Executive in the location of the office at which the Executive is principally based, except for a change to a location within a 40 mile radius of Middlebury, CT, and travel reasonably required in the performance of the Executive's responsibilities and substantially consistent with prior business travel obligations of the Executive; or (iv) any purported termination by the Corporation of the Executive's employment otherwise than as permitted by any employment agreement between the Executive and the Corporation.

      (i) "Change in Control" shall mean (i) a change in control of Crompton & Knowles of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on January 1, 1988, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a "Change in Control" shall be deemed to have occurred if (x) a third person, including a "group" as such term is used in Section 13(d)(3) of the Exchange Act, other than the trustee of any employee benefit plan of Crompton & Knowles, becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of Crompton & Knowles' outstanding voting securities ordinarily having the right to vote for the election of directors of Crompton & Knowles;
(y) during any period of 24 consecutive months individuals who, at the beginning of such consecutive 24-month period, constitute the Board of Directors of Crompton & Knowles (the "Crompton & Knowles Board" generally and, as of the date of this Agreement, the "Incumbent Board") cease for any reason (other than retirement upon reaching normal retirement age, disability, or death) to constitute at least a majority of the Crompton & Knowles Board; provided that any person becoming a director of Crompton & Knowles subsequent to the date hereof whose election, or nomination for election by Crompton & Knowles' shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Crompton & Knowles, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (z) Crompton & Knowles shall cease to be a publicly owned corporation having its outstanding Common Stock listed on the New York Stock Exchange or quoted in the NASDAQ National Market System; or (ii) the sale or other disposition to a third person, including a "group" as such term is used in Section 13(d)(3) of the Exchange Act, other than Crompton & Knowles, a direct or indirect wholly-owned Subsidiary of Crompton & Knowles, or the trustee of any employee benefit plan of Crompton & Knowles or the Corporation, of (x) a majority of the combined voting power of the Corporation's outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation or (y) the division or Subsidiary of the Corporation by which the Executive is employed.

          (j) "Projected Compensation" shall mean (i) for any calendar year throughout which the Executive is employed by the Corporation, his Compensation (as defined in paragraph 3(b) hereof) for such year, and (ii) for any calendar year during or after which his employment by the Corporation has been terminated, the compensation the Executive would have received for such year if he had received (A) salary at a rate determined by projecting his annual rate of salary at the end of the last full calendar year of his employment by the Corporation forward at a rate equal to 5% in excess of the annual percentage change in the Consumer Price Index as published by the U.S. Bureau of Labor Statistics for such year and (B) a bonus equal to 40 of his salary as thus projected.

          (k) "Subsidiary" shall mean, with respect to any Person, (i) any corporation that is directly or indirectly through one or more intermediaries, controlled (as such term is defined under the Securities Act of 1933, as amended) by such Person, (ii) any corporation more than 50% of the voting capital stock of which is owned, directly or indirectly, by such Person or (iii) any other Person that is directly or indirectly controlled (as such term is defined under the Securities Act) by such Person or in which such Person holds, directly or indirectly, a majority voting or ownership interest.

          (l) "Person" shall mean any individual, group, corporation, partnership, joint venture, trust, joint stock company, unincorporated organization or government or political department or agency thereof or other entity of whatever nature.

     4. If, prior to his Normal Retirement Date, the Executive's employment with CKC shall be terminated by CKC for Cause, he shall thereby forfeit all rights and benefits under this Agreement. If the employment of the Executive shall be terminated on or after his Normal Retirement Date, this Agreement shall continue in full force and effect, and the Executive shall become entitled to the rights and benefits hereinafter set forth upon the occurrence of the events respectively giving rise thereto.

     5. If the Executive shall remain in the employ of CKC until and shall reach his Normal Retirement Date, he shall be entitled to receive a supplemental retirement benefit under this Agreement which shall be at an annual rate equal to the amount by which

           (a) Fifty five percent (55%) of the Executive's average annual Compensation during those five (5) calendar years in which such Compensation was highest during the ten (10) calendar years immediately preceding his Normal Retirement Date exceeds
           (b) the annual amount of the Company Plan Benefit payable to the Executive, determined as of his Normal Retirement
Date.

Such supplemental retirement benefit shall commence on the Executive's actual retirement date and shall be payable in one of the benefit payment forms described in paragraph 8, as the Executive shall elect.

     6. If the Executive's employment by CKC shall be terminated by CKC or the Executive (other than by reason of his death or disability) prior to his Normal Retirement Date under circumstances not resulting in his forfeiture of benefits and rights under paragraph 4 of this Agreement, he shall be entitled to receive a reduced supplemental retirement benefit under this Agreement which shall be at an annual rate computed as follows:

          (a) There shall first be determined the amount which is equal to fifty five percent (55%) of the Executive's average annual Compensation during those five (5) calendar years in which such Compensation was highest during the ten (10) calendar years immediately preceding the year in which the termination of his employment occurs.

          (b) The amount thus determined shall be multiplied by a fraction in which the numerator shall be the number of full years of continuous service the Executive shall have completed with CKC (including the Corporation prior to its acquisition by Crompton & Knowles Corporation and Uniroyal, Inc.) prior to the the termination of his employment and the denominator shall be the number of full years of continuous service he would have completed with CKC (including the Corporation prior to its acquisition by Crompton & Knowles Corporation and Uniroyal, Inc.) on his Normal Retirement Date had he remained in the continuous service of CKC until his Normal Retirement Date.

          (c) There shall then be subtracted from the amount thus determined the annual amount of the Company Plan Benefit payable to the Executive, determined as of the date of the termination of his employment.

Such reduced supplemental retirement benefit shall commence on the first day of the month following the month in which the Executive attains age 62 and shall be payable in one of the benefit payment forms described in paragraph 8, as the Executive shall elect.

     Anything in this paragraph or paragraph 4 to the contrary notwithstanding, if, prior to his Normal Retirement Date but after a Change in Control shall have occurred, CKC shall terminate the Executive's employment other than for Cause, disability, or death or the employment of the Executive shall be terminated voluntarily by the Executive for Good Reason, he shall be entitled to elect to receive a supplemental retirement benefit under this Agreement in lieu of any benefit he is entitled to receive under sub-paragraphs
(a)-(c), inclusive, of this paragraph 6, which shall be at an annual rate computed as follows:

          (d) If the Executive has not attained the age of 55 on the date his termination of employment occurs, his benefit shall be equal to the amount by which

               (i) Fifty five percent (55%) of the Executive's average annual Projected Compensation during those five (5) calendar years in which such Projected Compensation is highest during the ten (10) calendar years immediately preceding the year in which he would have attained age 55 exceeds
            (ii) the annual amount of the Company Plan Benefit payable to the Executive, determined as of the date of the termination of his employment.

          (e) If the Executive has attained age 55 on the date his termination of employment occurs, his benefit shall be equal to the amount determined under sub-paragraphs (a) and (c) of this paragraph without the application of sub-paragraph (b) hereof.

Such supplemental retirement benefit under sub-paragraph (d) or (e) hereof shall commence on the first day of the month following the month in which the Executive attains age 65 and shall be payable in one of the benefit payment forms described in paragraph 8, as the Executive shall elect.

     7. If the Executive becomes qualified for benefits under any long term disability plan sponsored by the Corporation as a result of total disability while in the employment of the Corporation, but prior to his Normal Retirement Date, he shall become entitled to a disability benefit hereunder which shall be at an annual rate computed as follows:

          (a) There shall first be determined the amount which is equal to fifty five percent (55%) of the Executive's average annual Compensation during those five (5) calendar years in which such Compensation was highest during the ten (10) calendar years preceding the year in which his disability occurs.

          (b) The amount thus determined shall be multiplied by a fraction in which the numerator shall be the number of full years of continuous service the Executive shall have completed with CKC (including the Corporation prior to its acquisition by Crompton & Knowles Corporation and Uniroyal, Inc.) prior to the the termination of his employment and the denominator shall be the number of full years of continuous service he would have completed with CKC (including the Corporation prior to its acquisition by Crompton & Knowles Corporation and Uniroyal, Inc.) on his Normal Retirement Date had he remained in the continuous service of CKC until his Normal Retirement Date.

       (c) There shall then be subtracted from the amount thus determined the annual amount of the Company Plan Benefit payable to the Executive, determined as of the date his disability benefit hereunder is to commence.

Such disability benefit shall commence on the date the benefits payable to the Executive under such long term disability plan sponsored by the Corporation cease, if the Executive is then living, and shall be payable in one of the benefit payment forms described in paragraph 8, as the Executive shall elect.

     8. The normal form in which the benefit payable under paragraphs 5, 6, or 7 of this Agreement shall be paid shall be a monthly benefit payable for life and without refund. In lieu of such normal benefit payment form, the Executive may elect to receive his benefit hereunder in the form of a monthly benefit payable for life with a period certain of up to 180 months, in the form of a monthly benefit payable for a period certain, or in the form of a monthly benefit payable for life with continuation of such payments (or a specified percentage thereof) to such beneficiary as the Executive may designate for the life of such beneficiary. The amount of benefit payable under each such alternative benefit payment form shall be the Actuarial Equivalent of the benefit payable in the normal form to which the Executive would otherwise be entitled hereunder. Any election of an alternative benefit payment form shall be made in writing and may be changed or rescinded by the Executive at any time prior to the date on which benefit payments are to commence. The Executive shall have the right to designate in writing the beneficiary or beneficiaries to receive the benefit, if any, which is payable under any benefit payment form after the Executive's death and may change his designation of beneficiary from time to time, at any time prior to the date on which benefit payments are to commence. If there shall be no beneficiary designated and surviving at the Executive's death, the estate of the Executive shall be the beneficiary. Whenever any benefits hereunder become payable to the beneficiary of the Executive, the Corporation may, in its discretion, authorize payment of such benefits to the beneficiary in a single lump sum which is the Actuarial Equivalent of such benefits.

     Anything in this paragraph 8 to the contrary notwithstanding, at any time after the date on which benefit payments commence, the Executive may elect to receive his benefits hereunder in a single lump sum in an amount which is equal to 90% of the Actuarial Equivalent of the benefit payable in the normal form to which the Executive is otherwise entitled hereunder on the date as of which such election is made.

     9. If the Executive shall die while currently receiving a benefit under the provisions of paragraphs 5, 6, or 7 of this Agreement and the Executive shall have elected a benefit payment form other than a monthly benefit payable for life with no period certain, any benefits payable after his death shall be paid to his beneficiary in accordance with the provisions of the benefit payment form elected by the Executive. If the Executive shall die after having reached his Normal Retirement Date but prior to his actual retirement date and the Executive shall have elected a benefit payment form other than a monthly benefit payable for life with no period certain, benefits shall be paid to his beneficiary as if the Executive had commenced to receive benefits hereunder on the first day of the month in which his death occurred. If the Executive shall die while in the active employ of the Corporation but prior to his Normal Retirement Date, or if the Executive shall die after having become entitled to receive a disability benefit under paragraph 7 but prior to his Normal Retirement Date, a death benefit shall be paid to the Executive's beneficiary, in lieu of any other benefit under this Agreement, which shall be at an annual rate equal to twenty percent (20%) of the Executive's average annual Compensation during those five (5) calendar years in which such Compensation was highest during the ten (10) calendar years immediately preceding the year in which his death occurs or the year in which his disability occurred, as the case may be. Such death benefit, which shall be in addition to any Company Plan Benefit or benefits under any group life insurance plan sponsored by the Corporation which is payable on account of the Executive's death, shall be payable in equal monthly installments beginning on the first day of the month following that in which the death of the Executive occurs and continuing thereafter for a period certain of 120 months; provided that the Beneficiary entitled thereto may elect to have such benefit paid in any of the forms described in paragraph 8 in an amount which is the Actuarial Equivalent of the form of benefit otherwise payable under this paragraph.

     If the Executive shall die after having become entitled to a benefit under sub-paragraph (d) or (e) of paragraph 6 hereof but prior to attaining age 65, a death benefit shall be paid to the Executive's beneficiary, in lieu of any other benefit under this Agreement, which shall be the single sum Actuarial Equivalent value as of the Executive's death of the benefit to which he would have been entitled had he survived to age 65. Such death benefit shall be payable in a lump sum as soon as practicable after the Executive's death; provided that the beneficiary entitled thereto may elect to have such death benefit paid in any of the forms described in paragraph 8.

     10. Anything in this Agreement to the contrary notwithstanding, if at any time during the five year period immediately following termination of his employment with the Corporation the Executive shall directly or indirectly compete with CKC, whether as an individual proprietor or entrepreneur or as an officer, employee, partner, stockholder, or in any capacity connected with any enterprise, in any business in which CKC is engaged at the time of the termination of the Executive's employment within any state or possession of the United States of America or any foreign country within which business is then specifically planned by CKC to be conducted, CKC may suspend the payment of any benefits hereunder to the Executive until such competition shall have ceased, and in the event such competition by the Executive shall not have ceased to the satisfaction of CKC within 90 days after CKC shall have given written notice to the Executive to cease the conduct thereof, CKC may at any time thereafter terminate its obligations under this Agreement. For the purpose of the preceding sentence, conducting business, doing business, or engaging in business shall be deemed to embrace sales to customers or performance of services for customers who are within a relevant geographical area, without any necessity of any presence of CKC therein. Nothing herein, however, shall prohibit the Executive from acquiring or holding any issue of stock or securities of any company which has any securities listed on a national exchange or quoted in the daily listing of over-the-counter market securities, provided that at any one time he and members of his immediate family do not own more than five percent (5%) of the voting securities of any such company.

     11. This Agreement is an unfunded plan maintained for the purpose of providing deferred compensation for one of a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974.
CKC will make all benefit payments hereunder solely on a current disbursement basis out of the general assets of CKC, including without limitation from assets held in any grantor trust established by CKC for the purpose of making some or all of such payments.

     12. This Agreement shall bind and run to the benefit of the successors and assigns of the Corporation, including any corporation or other form of business organization with which it may merge or consolidate or to which it may transfer substantially all of its assets.

     13. The rights of the Executive under this Agreement shall not be assigned, hypothecated, or otherwise transferred in any manner.

     14. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.
     IN WITNESS WHEREOF, the Executive has hereunto signed his name and the Corporation has caused this instrument to be executed in its name and on its behalf by its duly authorized officer, as of the day and year first above written.


                                        ______________
                                          Executive


                                UNIROYAL CHEMICAL COMPANY, INC.


                                By:
                                Its: